Exhibit 1

June 17, 2005

Manager Companies

Company Announcements Office

Australian Stock Exchange Ltd

Level 4, Stock Exchange Centre

20 Bridge St

Sydney   NSW   2000

Dear Sir

Reconciliation to US GAAP

The following document will be lodged today with the SEC in response to a New York Stock Exchange requirement that applies to non-U.S. companies such as Rinker Group Limited. Further details are attached.

Yours faithfully

/s/ Luke Keighery
Luke Keighery
Manager Investor Services

Rinker Group Limited ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666

June 15, 2005

Dear US Shareholder,

This document supplements Rinker’s enclosed Concise Annual Report. We are providing it in response to a New York Stock Exchange (NYSE) requirement that applies to non-US companies such as Rinker.

Rinker’s Concise Annual Report includes financial information that has been prepared in accordance with Generally Accepted Accounting Principles in Australia (Australian GAAP). This is in accordance with the relevant legislation in Australia and the United States.

The information that follows is a reconciliation from the financial information prepared under Australian GAAP (and presented in our Concise Annual Report) to corresponding financial information prepared under Generally Accepted Accounting Principles in the United States (US GAAP). The reconciliations have been prepared for net profit and for equity. Also in response to NYSE requirements, we have included a Statement of Comprehensive Income and an Equity rollforward, both prepared under US GAAP.

All of the financial information contained in this document is included in Rinker’s Form 20-F filing with the United States Securities and Exchange Commission. Note 40 to the financial statements in the 20-F document also includes further detailed explanations of the reconciliation to US GAAP. The Form 20-F filing is also available from our internet site, www.rinkergroup.com.

Yours sincerely,

/s/ Peter Abraham
Peter Abraham
Company Secretary

Rinker Group Limited ABN 53003433118
Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515
Telephone (02) 9412 6600 Facsimile (02) 9412 6666

Rinker Group Limited and controlled entities

United States generally accepted accounting principles (US GAAP) information

Year ended March 31	2005	2004	2003	2005	2004	2003
Reconciliation of net profit	US$	US$	US$	A$	A$	A$
	(millions)
Net profit attributable to members of Rinker Group Limited	432.6	295.6	215.7	585.2	426.8	381.6
Net effect of US GAAP adjustments on items within the statement of financial performance
Revaluation of non-current assets	10.9	2.4	7.6	14.1	3.4	13.5
Restructure and rationalisation	(2.8)	2.8	—	(3.7)	3.8	—
Employee share plan	(0.7)	(0.6)	(0.9)	(0.9)	(0.8)	(1.7)
Other	(0.8)	(0.5)	(0.5)	(1.0)	(0.8)	(0.9)
Amortisation of goodwill written back	56.3	56.5	47.1	76.2	81.3	83.0
Loss on Disposal	(8.0)	—	—	(10.3)	—	—
Superannuation (pension) fund	6.8	(0.5)	2.0	8.7	(0.7)	3.6
Post-retirement medical benefits	0.6	(5.5)	—	0.9	(8.0)	—
Derivatives and hedging	1.5	3.9	(0.7)	1.4	5.7	(1.2)
Unrecognised insurance debtors	—	4.3	(3.7)	—	6.2	(6.2)
Executive option plan	—	—	(3.8)	—	—	(6.8)
Fair value adjustment	3.8	3.0	—	5.1	4.4	—
Retirement of long lived assets	(3.6)	1.8	—	(4.8)	2.6	—
Deferred income tax assets (acquisition tax balances)	(0.9)	(3.6)	—	(1.2)	(5.2)	—
Lease expense	(1.1)	—	—	(1.4)	—	—
Stock award plans	12.9	—	—	17.4	—	—
Overburden removal	1.4	—	—	1.8	—	—
Foreign currency translation reserve	—	—	—	(7.6)	—	—
Deferred tax effect of US GAAP adjustments	(8.1)	(11.6)	(3.6)	(10.9)	(16.8)	(6.4)
	68.2	52.4	43.5	83.8	75.1	76.9
US GAAP net profit attributable to members of Rinker Group Limited before cumulative effect of change in accounting principle	500.8	348.0	259.2	669.0	501.9	458.5
Cumulative effect of change in accounting principle for SFAS 143, net of tax of US$1.1 million (A$1.9 million)	—	(2.1)	—	—	(3.5)	—
Cumulative effect of change in accounting principle for EITF 04-6, net of tax of US$5.8 million (A$7.5 million)	(10.8)	—	—	(13.9)	—	—
US GAAP net profit attributable to members of Rinker Group Limited	490.0	345.9	259.2	655.1	498.4	458.5

	(dollars per share)
Prior to change in accounting principle:
Basic earnings per share	0.53	0.37	0.27	0.71	0.53	0.49
Diluted earnings per share	0.53	0.37	0.27	0.71	0.53	0.49

Subsequent to change in accounting principle:
Basic earnings per share	0.52	0.37	0.27	0.70	0.53	0.49
Diluted earnings per share	0.52	0.37	0.27	0.70	0.53	0.49

Note

The Australian GAAP information shown is included in Rinker Group Limited’s Concise Annual Reports for the years ended March 31, 2005 and 2004. Financial information for the year ended March 31, 2003 has been prepared on a ‘‘carve out’’ basis, and appears in last year’s Concise Annual Report (for the year ended March 31, 2004) as ‘‘Unaudited Pro Forma Financial Information’’.

This is consistent with the requirements of the United States Securities and Exchange Commission Form 20-F filing, from which this information has been extracted.

As at March 31	2005	2004	2005	2004
Reconciliation of equity	US$	US$	A$	A$
	(millions)
Equity attributable to members of Rinker Group Limited	2,612.5	2,275.7	3,387.1	3,013.3
Net effect of US GAAP adjustments on items within the statement of financial position
Current assets
- receivables (reclassify loans and receivables to associate entities)	(0.2)	(11.3)	(0.3)	(15.0)
- deferred income tax assets (reclassification from non-current)	38.9	32.3	50.4	42.8
- deferred income tax assets (derivative instruments and hedging)	—	1.7	—	2.5
- inventory (overburden removal)	(0.4)	—	(0.5)	—

Non-current assets
- property, plant and equipment (revaluation)	(57.9)	(68.4)	(75.5)	(90.3)
- property, plant, & equipment (retirement of long-lived assets)	16.7	9.8	21.9	13.0
- intangibles (acquisition accounting goodwill)	55.8	54.9	73.4	73.6
- intangibles (reverse capitalisation of tradenames)	(6.7)	(5.9)	(8.6)	(7.9)
- intangibles (reverse SFAS 142 goodwill amortisation)	159.9	111.6	207.5	147.8
- intangibles (superannuation (pension) fund)	1.3	1.4	1.7	1.9
- intangibles (acquisition tax balances)	(4.5)	(3.6)	(6.3)	(5.2)
- receivables (reclassify loans to associate entities)	(74.6)	(84.6)	(96.7)	(112.1)
- deferred income tax assets (reclassification to current)	(38.9)	(32.3)	(50.4)	(42.8)
- deferred income tax assets (minimum pension liability)	5.7	6.6	7.2	8.8
- investments accounted for using the equity method (reclassify loans)	74.8	96.0	97.0	127.1
- investments accounted for using the equity method (fair value adjustment)	(60.5)	(63.1)	(78.5)	(83.6)
- investments accounted for using the equity method (gain on sale)	33.1	32.4	43.0	43.0
- receivables (employee share loans)	(1.9)	(1.6)	(2.5)	(2.1)
- other assets (stock award plans)	(8.3)	—	(10.8)	—
- other assets (derivatives and hedging)	3.4	—	4.4	—
- other assets (overburden removal)	(14.8)	—	(19.1)	—
Current liabilities
- deferred income tax liabilities (reclassification from non-current)	(25.3)	(27.3)	(32.8)	(36.2)
- provisions (restructure and rationalisation)	—	2.8	—	3.8
- provisions (accrued lease expenses)	(1.1)	—	(1.4)	—
Non-current liabilities
- other (superannuation (pension) fund)	—	(4.9)	—	(6.3)
- other (minimum pension liability)	(19.3)	(20.5)	(25.0)	(27.1)
- deferred income tax liabilities (acquisition accounting)	(59.4)	(63.2)	(77.1)	(83.6)
- deferred income tax liabilities (reclassification to current)	25.3	27.3	32.8	36.2
- deferred income tax liabilities (derivatives and hedging)	(1.2)	—	(1.6)	—
- deferred income tax liabilities (US GAAP adjustments)	(15.8)	(9.0)	(21.1)	(12.0)
- provisions (post-retirement medical benefits)	(4.8)	(5.5)	(6.9)	(8.0)
- provisions (retirement of long-lived assets)	(21.7)	(11.3)	(28.3)	(14.9)
- other financial liabilities (derivative instruments and hedging)	—	(9.7)	—	(12.8)
	(2.4)	(45.4)	(4.1)	(59.4)
US GAAP equity attributable to members of Rinker Group Limited	2,610.1	2,230.3	3,383.0	2,953.9

Year ended March 31	2005	2004	2003	2005	2004	2003
Statement of comprehensive income (US GAAP)	US$	US$	US$	A$	A$	A$
	(millions)

US GAAP net profit attributable to members of Rinker Group Limited	490.0	345.9	259.2	655.1	498.4	458.5

Other comprehensive income (loss)
- foreign currency translation	29.9	166.3	46.5	(37.2)	(413.0)	(235.4)
- minimum pension liability	(2.2)	(2.0)	(11.7)	(2.4)	(3.0)	(20.9)
- derivative instruments and hedging	11.6	(2.2)	(6.2)	15.7	(3.1)	(11.0)
	39.3	162.1	28.6	(23.9)	(419.1)	(267.3)
- income tax benefit related to items of other comprehensive income (loss)	(1.7)	7.4	2.4	(2.7)	10.0	4.3
Total other comprehensive income (loss)	37.6	169.5	31.0	(26.6)	(409.1)	(263.0)

Total comprehensive income	527.6	515.4	290.2	628.5	89.3	195.5
Balance at the end of the financial year	432.4	394.8	225.3	(350.3)	(323.7)	85.4

Equity rollforward	US$	A$
	(millions)

Balance as at April 1, 2003	1,774.5	2,954.2
Net profit attributable to members of Rinker Group Limited	345.9	498.4
Other comprehensive income (loss)	169.5	(409.1)
Increase in share capital	23.9	31.7
Movement in shareholders’ loans	0.6	1.5
Dividends declared	(84.1)	(122.8)
Balance as at March 31, 2004	2,230.3	2,953.9
Balance as at April 1, 2004	2,230.3	2,953.9
Net profit attributable to members of Rinker Group Limited	490.0	655.1
Other comprehensive income (loss)	37.6	(26.6)
Increase in share capital	(41.7)	(57.6)
Movement in shareholders’ loans	(0.5)	(0.4)
Dividends declared	(105.6)	(141.4)
Balance as at March 31, 2005	2,610.1	3,383.0